Exhibit 99

August 1, 2007

HELMERICH & PAYNE, INC. ANNOUNCES EARNINGS AND NEW CONTRACTS

Helmerich & Payne, Inc. reported net income of $115,204,000 ($1.09 per diluted share) from operating revenues of $421,274,000 for its third fiscal quarter ended June 30, 2007, compared with net income of $79,975,000 ($0.75 per diluted share) from operating revenues of $319,796,000 during last year’s third fiscal quarter ended June 30, 2006.  Included in third quarter net income for 2007 were gains of $0.15 per share from the sale of portfolio securities and $0.06 per share net income from the sale of drilling equipment and partial insurance settlement. The third fiscal quarter of 2006 included gains of $0.06 per share from the sale of portfolio securities and drilling equipment.

For the nine months ended June 30, 2007, the Company reported net income of $332,851,000 ($3.17 per diluted share) from operating revenues of $1,180,209,000 compared with net income of $195,362,000 ($1.84 per diluted share) from operating revenues of $866,014,000 during the nine months ended June 30, 2006.  Included in net income were gains from the sale of portfolio securities and drilling equipment, and gains from insurance settlements of $0.60 per share for the first nine months of fiscal 2007, and $0.11 per share for the first nine months of fiscal 2006.

Operating income in the U.S. land segment increased during the quarter to $114.6 million, from $93.7 million during last year’s third quarter, and $109.8 million during this year’s second quarter.  The sequential increase is largely due to incremental new build rig commencements during the quarter, as well as the Company’s ability to sustain high activity levels in the spot market.  Average rig activity in the segment increased by 12 rigs to a total of 136 average active rigs during the third quarter, and rig utilization for the quarter was 96%.  Although the segment’s average revenue per rig day increased sequentially, the increase was more than offset by higher operating costs which resulted in the average margin per rig day decreasing sequentially by $476 per rig day.

The Company’s U.S. offshore operations reported segment operating income of $3,013,000 for the third quarter of fiscal 2007, compared with $7,635,000 for the third quarter of fiscal 2006, and $2,198,000 for the second quarter of fiscal 2007.  Total activity days in the U.S. offshore platform operations during the quarter was 546, compared with 728 activity days during the same period last year, and 522 days during the second quarter of fiscal 2007.  Operating income improved sequentially due to improved activity and higher rig margins.

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News Release
August 1, 2007

Segment operating income for the Company’s international operations was $30,413,000 during this year’s third quarter, compared with $17,685,000 during last year’s third quarter and $21,481,000 during this year’s second quarter.  The sequential increase was primarily due to a substantial improvement in average rig revenue and margin per day.  Average rig utilization for the third quarter of 2007 dropped to 90%, from 93% for both the third quarter of fiscal 2006 and the second quarter of fiscal 2007.  International rig utilization for the fourth quarter of fiscal 2007 is anticipated to be slightly lower than the third quarter, and segment operating income will be negatively impacted by the reduction in labor contract revenue and operating income resulting from the associated platform rig in Equatorial Guinea recently being cold stacked.

Helmerich & Payne, Inc. also announced today that it had signed two three-year term contracts with an exploration and production company to operate two new FlexRigs®*.  The name of the customer and other terms were not disclosed.  This brings to 77, the total number of new FlexRig commitments with at least three-year term contracts that have been announced by the Company since March, 2005.  To date, 64 of the new builds have been completed, with the remaining 13 scheduled for completion by the second quarter of fiscal 2008.

Company President and C.E.O., Hans Helmerich commented, “The Company’s improvement in net income reflects results of the Company’s strategy of delivering to our customers lower drilling costs by using the newest and best rig technology.  In a time period where many of our competitors are recording net reductions in rig activity and income, our U.S. land utilization remains high while delivering additional activity days at strong dayrates and margins.  We believe exploration and production companies in the U.S. and abroad will continue to search for opportunities to upgrade their operations by contracting higher quality rigs.  The announcement of two additional new FlexRig commitments signal the ongoing interest in that approach.”

Helmerich & Payne, Inc. is a contract drilling company with a fleet of 152 U.S. land rigs, 27 international land rigs and nine offshore platform rigs.  In addition, the Company is committed to complete another 13 new H&P-designed and operated FlexRigs, which represent the remaining portion of the 77 new build commitments announced since March, 2005. Upon completion of these commitments, and including 50 previously existing FlexRigs, the Company’s fleet will include a total of 127 FlexRigs.

Helmerich & Payne, Inc.’s conference call/webcast is scheduled to begin this morning at 11:00 a.m. ET (10:00 a.m. CT) and can be accessed at http://www.hpinc.com under Investors.  If you are unable to participate during the live webcast, the call will be archived on H&P’s website indicated above.

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News Release
August 1, 2007

Statements in this release and information disclosed in the conference call and webcast that are “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 are based on current expectations and assumptions that are subject to risks and uncertainties. For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion & Analysis of Results of Operations and Financial Condition” sections of the Company’s SEC filings, including but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q.  As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements.

*FlexRig® is a registered trademark of Helmerich & Payne, Inc.

Contact:  Juan Pablo Tardio
(918) 588-5383

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News Release
August 1, 2007

HELMERICH & PAYNE, INC.
Unaudited
(in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	Mar. 31	June 30		June 30
CONSOLIDATED STATEMENTS OF INCOME	2007	2007	2006	2007	2006

Operating Revenues:
Drilling — U.S. Land	$269,145	$303,514	$214,864	$842,559	$581,286
Drilling — U.S. Offshore	24,062	24,910	34,568	79,958	97,791
Drilling — International	76,591	90,073	67,831	249,278	179,205
Real Estate	2,738	2,777	2,533	8,414	7,732
	372,536	421,274	319,796	1,180,209	866,014

Operating costs and other:
Operating costs, excluding depreciation	199,456	229,025	169,429	627,948	466,825
Depreciation	32,952	38,125	25,076	101,228	71,384
General and administrative	13,350	11,538	13,049	35,501	38,944
Gain from involuntary conversion of long-lived assets	(5,170)	(5,900)	—	(11,070)	—
Income from asset sales	(32,336)	(6,186)	(1,895)	(39,008)	(6,431)
	208,252	266,602	205,659	714,599	570,722

Operating income	164,284	154,672	114,137	465,610	295,292

Other income (expense):
Interest and dividend income	1,034	962	2,633	3,240	7,619
Interest expense	(1,913)	(3,260)	(1,281)	(6,092)	(5,807)
Gain on sale of investment securities	177	25,298	9,390	51,812	12,110
Other	66	120	1,085	250	599
	(636)	23,120	11,827	49,210	14,521

Income before income taxes and equity in income of affiliate	163,648	177,792	125,964	514,820	309,813

Income tax provision	59,338	64,960	47,636	188,396	118,678

Equity in income of affiliate net of income taxes	2,551	2,372	1,647	6,427	4,227
NET INCOME	$106,861	$115,204	$79,975	$332,851	$195,362

Earnings per common share:
Basic	$1.04	$1.11	$0.76	$3.22	$1.87
Diluted	$1.02	$1.09	$0.75	$3.17	$1.84

Average common shares outstanding:
Basic	103,239	103,323	105,019	103,292	104,542
Diluted	104,832	105,313	106,419	104,990	105,987

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News Release
August 1, 2007

HELMERICH & PAYNE, INC.
Unaudited
 (in thousands)

CONSOLIDATED CONDENSED BALANCE SHEETS	6/30/07	9/30/06

ASSETS
Cash and cash equivalents	$70,562	$33,853
Short-term investments	396	48,673
Other current assets	392,669	346,165
Total current assets	463,627	428,691
Investments	206,437	218,309
Net property, plant, and equipment	2,009,182	1,483,134
Other assets	8,076	4,578
TOTAL ASSETS	$2,687,322	$2,134,712

LIABILITIES AND SHAREHOLDERS’ EQUITY
Total current liabilities	$254,010	$264,548
Total noncurrent liabilities	368,789	313,272
Long-term notes payable	380,000	175,000
Total shareholders’ equity	1,684,523	1,381,892

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,687,322	$2,134,712

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News Release
August 1, 2007

HELMERICH & PAYNE, INC.
Unaudited
 (in thousands)

	Nine Months Ended June 30
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS	2007	2006

OPERATING ACTIVITIES:
Net income	$332,851	$195,362
Depreciation	101,228	71,384
Changes in assets and liabilities	58,137	(30,971)
Gain from involuntary conversion of long-lived assets	(11,070)	—
Gain on sale of assets and investment securities	(90,682)	(18,405)
Other	(5,065)	545
Net cash provided by operating activities	385,399	217,915

INVESTING ACTIVITIES:
Capital expenditures	(681,149)	(322,573)
Purchase of investments	—	(115,077)
Insurance proceeds from involuntary conversion of long-lived assets	11,070	—
Proceeds from sale of assets and investments	158,464	33,358
Net cash used in investing activities	(511,615)	(404,292)

FINANCING ACTIVITIES:
Dividends paid	(13,971)	(12,960)
Repurchase of common stock	(17,621)	—
Net decrease in bank overdraft	(11,293)	—
Proceeds from exercise of stock options	3,277	12,341
Net proceeds from short-term and long-term debt	201,279	2,326
Excess tax benefit from stock-based compensation	1,254	10,019
Net cash provided by financing activities	162,925	11,726

Net increase (decrease) in cash and cash equivalents	36,709	(174,651)
Cash and cash equivalents, beginning of period	33,853	288,752
Cash and cash equivalents, end of period	$70,562	$114,101

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News Release
August 1, 2007

	Three Months Ended			Nine Months Ended
SEGMENT REPORTING	Mar. 31	June 30		June 30
	2007	2007	2006	2007	2006
	(in thousands, except days and per day amounts)
U.S. LAND OPERATIONS
Revenues	$269,145	$303,514	$214,864	$842,559	$581,286
Direct operating expenses	132,399	157,758	102,094	417,514	278,360
General and administrative expense	3,151	3,625	2,903	10,228	9,893
Depreciation	23,813	27,512	16,159	72,008	45,457
Segment operating income	$109,782	$114,619	$93,708	$342,809	$247,576

Activity days	11,156	12,371	8,716	34,075	24,837
Average rig revenue per day	$23,032	$23,401	$23,503	$23,537	$22,138
Average rig expense per day	$10,774	$11,619	$10,565	$11,063	$9,941
Average rig margin per day	$12,258	$11,782	$12,938	$12,474	$12,197
Rig utilization	97%	96%	100%	97%	98%

U.S. OFFSHORE OPERATIONS
Revenues	$24,062	$24,910	$34,568	$79,958	$97,791
Direct operating expenses	17,745	18,620	22,726	57,469	64,854
General and administrative expense	1,435	865	1,319	3,721	4,584
Depreciation	2,684	2,412	2,888	7,866	8,238
Segment operating income	$2,198	$3,013	$7,635	$10,902	$20,115

Activity days	522	546	728	1,656	2,071
Average rig revenue per day	$29,603	$30,263	$39,931	$33,095	$38,738
Average rig expense per day	$19,885	$21,734	$25,210	$21,921	$23,989
Average rig margin per day	$9,718	$8,529	$14,721	$11,174	$14,749
Rig utilization	64%	67%	73%	67%	69%

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News Release
August 1, 2007

	Three Months Ended			Nine Months Ended
SEGMENT REPORTING	Mar. 31	June 30		June 30
	2007	2007	2006	2007	2006
	(in thousands, except days and per day amounts)
INTERNATIONAL OPERATIONS
Revenues	$76,591	$90,073	$67,831	$249,278	$179,205
Direct operating expenses	48,668	52,294	44,258	151,656	122,349
General and administrative expense	1,096	712	1,028	2,408	2,506
Depreciation	5,346	6,654	4,860	17,557	14,251
Segment operating income	$21,481	$30,413	$17,685	$77,657	$40,099

Activity days	2,262	2,235	2,300	6,863	6,488
Average rig revenue per day	$27,001	$34,200	$24,698	$29,583	$22,746
Average rig expense per day	$15,722	$18,246	$15,096	$16,253	$14,570
Average rig margin per day	$11,279	$15,954	$9,602	$13,330	$8,176
Rig utilization	93%	90%	93%	93%	88%

Per day calculations for international operations exclude gains and losses from translation of foreign currency transactions.

Operating statistics exclude the effects of offshore platform and international management contracts, and do not include reimbursements of “out-of-pocket” expenses in revenue per day, expense per day and margin calculations.

Reimbursed amounts were as follows:

U.S. Land Operations	$12,196	$14,016	$10,012	$40,521	$31,453
U.S. Offshore Operations	$3,598	$3,306	$2,657	$10,248	$9,899
International Operations	$11,066	$8,903	$6,575	$32,485	$18,496

REAL ESTATE
Revenues	$2,738	$2,777	$2,533	$8,414	$7,732
Direct operating expenses	1,165	890	836	2,898	2,647
Depreciation	612	602	605	1,803	1,814
Segment operating income	$961	$1,285	$1,092	$3,713	$3,271

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News Release
August 1, 2007

Segment operating income for all segments is a non-GAAP financial measure of the Company’s performance, as it excludes general and administrative expenses, corporate depreciation, income from asset sales and other corporate income and expense.  The Company considers segment operating income to be an important supplemental measure of operating performance by presenting trends in the Company’s core businesses.  This measure is used by the Company to facilitate period-to-period comparisons in operating performance of the Company’s reportable segments in the aggregate by eliminating items that affect comparability between periods.  The Company believes that segment operating income is useful to investors because it provides a means to evaluate the operating performance of the segments and the Company on an ongoing basis using criteria that are used by our internal decision makers.  Additionally, it highlights operating trends and aids analytical comparisons.  However, segment operating income has limitations and should not be used as an alternative to operating income or loss, a performance measure determined in accordance with GAAP, as it excludes certain costs that may affect the Company’s operating performance in future periods.

The following table reconciles operating income per the information above to income before income taxes and equity in income of affiliates as reported on the Consolidated Statements of Income (in thousands).

	Three Months Ended			Nine Months Ended
SEGMENT REPORTING	Mar. 31	June 30		June 30
	2007	2007	2006	2007	2006

Operating Income
U.S. Land	$109,782	$114,619	$93,708	$342,809	$247,576
U.S. Offshore	2,198	3,013	7,635	10,902	20,115
International	21,481	30,413	17,685	77,657	40,099
Real Estate	961	1,285	1,092	3,713	3,271
Segment operating income	$134,422	$149,330	$120,120	$435,081	$311,061
Corporate general and administrative	(7,668)	(6,336)	(7,799)	(19,144)	(21,961)
Other depreciation	(497)	(945)	(564)	(1,994)	(1,624)
Inter-segment elimination	521	537	485	1,589	1,385
Gain from involuntary conversion of long-lived assets	5,170	5,900	—	11,070	—
Income from asset sales	32,336	6,186	1,895	39,008	6,431
Operating income	$164,284	$154,672	$114,137	$465,610	$295,292

Other income (expense):
Interest and dividend income	1,034	962	2,633	3,240	7,619
Interest expense	(1,913)	(3,260)	(1,281)	(6,092)	(5,807)
Gain on sale of investment securities	177	25,298	9,390	51,812	12,110
Other	66	120	1,085	250	599
Total other income (expense)	(636)	23,120	11,827	49,210	14,521

Income before income taxes and equity in income of affiliate	$163,648	$177,792	$125,964	$514,820	$309,813

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